As filed with the Securities and Exchange Commission May 9, 2002 File No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)
Nevada (State or Other Jurisdiction of Incorporation or Organization)	87-0677615 (IRS Employer Identification No.)

5882 South 900 East, Suite 202

Salt Lake City, UT 84121

801-269-9500

(Address and telephone number of registrant's principal offices)

John Chymboryk

5882 South 900 East, Suite 202

Salt Lake City, UT 84121

801-269-9500

801-269-9522 fax

(Name, address and telephone number of agent for service)

Copies to:

Cletha A. Walstrand, P.C.

8 East Broadway, Suite 609

Salt Lake City, UT 84111

801-363-0890

801-363-8512 fax

James Kruse

Theodore M. Grannatt

Kruse, Landa & Maycock, LLC

50 West Broadway, 8th Floor

Salt Lake City, UT 84101

801-531-7090

801-531-7091 fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	400,000 shares	$0.50 per share	$200,000	$18.40

The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion _____________, 2002

PROSPECTUS

$125,000 Minimum / $200,000 Maximum

FP HOLDINGS, INC.

COMMON STOCK

This is FP Holdings initial public offering. We are offering a minimum of 250,000 shares and a maximum of 400,000 shares of common stock. The public offering price is $0.50 per share. No public market currently exists for our shares. We are a development stage company without any history of profitable operations.

See "Risk Factors" beginning on page 3 for material risk factors you should consider before you purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares are offered on a "minimum/maximum, best efforts" basis by Alpine Securities Corporation, a broker/dealer. Funds received will be placed in an escrow account at Escrow Specialists, LLC, P. O. Box 3287, Ogden, UT 84409, until a minimum of $125,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you within ten business days without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. There is no minimum amount of common stock to be purchased by any single investor. We may terminate this offering prior to the expiration date.

	Price to Public	Commissions	Proceeds to Company
Per Share	$0.50	$0.05	$0.45
Minimum	$125,000	$12,500	$112,500
Maximum	$200,000	$20,000	$180,000

Alpine Securities Corporation

The date of this Prospectus is , 2002

PROSPECTUS SUMMARY

About our company

FP Holdings was formed as a Nevada corporation on July 2, 2001, to engage in the business of distributing memorabilia, collectibles, and other consumer products. Our first product line to be offered through our wholly owned subsidiary, Freedom Products, Inc., consists of historic and patriotic reproductions and memorabilia depicting the founding and history of the United States of America. FP Holdings will distribute high quality reproductions of U.S. historical documents, classic patriotic paintings, flags, banners, historical currencies and other historic memorabilia items.

We have not commenced operations and are considered a development stage company. These factors raise substantial doubts about our ability to continue as a going concern. We intend to use the proceeds from this offering to begin operations and implement our growth and marketing plan.

Our principal executive offices are located at 5882 South 900 East, Suite 202, Salt Lake City, Utah 84121. Our telephone number is (801) 269-9500.

About our offering

We are offering a minimum of 250,000 and a maximum of 400,000 shares. All proceeds from this offering will be held in a non-interest bearing escrow account. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you within ten business days without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. There is no minimum amount of common stock to be purchased by any single investor. We may terminate this offering prior to the expiration date. Upon completion of the offering, we will have 3,100,000 shares outstanding if we sell the maximum number of shares. We will use the proceeds from the offering to purchase inventory, commence our marketing plan, develop our website and working capital.

RISK FACTORS

Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely.

FP Holdings is a new business and investment in our company is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. For the period ended December 31, 2001, we have had no revenue and have accumulated losses of $15,872. We cannot assure that we will ever be profitable. We have no experience marketing or selling historic and patriotic reproductions and memorabilia. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

The offering price of the common stock offered hereby has been arbitrarily determined. The price of the offering was determined through negotiations involving the Company and the Underwriter taking into account the Company's capital requirements, the costs of this offering, the anticipated marketability of the stock and the requirements of various state agencies. The public offering price bears no relationship to the assets, earnings or book value of the Company. (See "Underwriting of Offering.")

If we do not raise money through this offering, it is unlikely we can continue operations. As of December 31, 2001, FP Holdings had current assets of $6,268 and current liabilities of $2,140. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue and implement our business plan. We have not generated any revenue. If we cannot raise money through this offering, we will have to seek other sources of financing or we will be forced to curtail or terminate our business. There is no assurance that additional sources of financing will be available at all or at a reasonable cost. These factors raise substantial doubt about our ability to continue as a going concern.

Our auditor's have indicated that because we are a new development stage company and have not generated any revenues that they have substantial doubt we will be able to continue as a going concern. Our lack of operating history and current liabilities indicate we may not be able to continue our business. We have no experience in the collectibles business and do not anticipate generating any revenues until next spring. We have no assurance that even if we sell our products that we will be profitable.

If our inventory and startup costs exceed our estimates, it may impact our ability to continue operations. We believe we have a reasonable basis in estimating our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional inventory or that our startup costs will be higher than estimated. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding.

We do not currently have any relationships with manufacturers. We have developed specifications for the reproductions and memorabilia items we will sell, and have identified several manufacturers that we believe can produce these products to our specifications. However, we have not entered into any contracts with any manufacturers of historic reproductions and memorabilia and have not yet determined what the cost of our products will be to us. We do not expect we will be able to enter into any firm contracts for production of our products at specific cost until we complete the offering described in the prospectus and have funds to purchase initial inventory. This uncertainty with respect to the cost of our products makes it impossible to determine whether we will be able to sell our products at a sufficient mark-up to cover the cost of goods and operating expenses, and generate a profit.

We currently have no established marketing program for our products. The success of our business will depend upon establishing our marketing program for our historic reproductions and memorabilia. Our plan is to develop a web site for sale of our products, advertise in periodicals that target persons interested in historical and patriot themes, and make direct advertising solicitations to businesses and governmental agencies. We will not be able implement any of these marketing initiatives until we complete the offering described in the prospectus and have funds to pursue the initiatives. Consequently, there can be no assurance that our marketing program will generate sufficient sales to cover cost of goods and operating expenses, and generate a profit.

We cannot predict the consumer demand for our products, so there is no assurance we will achieve a profitable level of sales. We have not conducted any market studies or evaluations with respect to our historic reproductions and memorabilia products. We are embarking on this business based solely on management's belief that there is a demand for the products we intend to offer. Consequently, there is no assurance that this demand will materialize and result in sales of our products at levels sufficient to achieve profitable operations.

Seasonal changes may impact our business. The collectibles industry can be subject to seasonal variations in demand. For example, we anticipate the greatest demand for our products may be during the winter holiday shopping period and around patriotic holidays such as the fourth of July.

Changes in customers taste may influence our operations. The markets for our products are subject to changing customer tastes and the need to create and market new products. Demand for collectibles is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. We may not be able to respond to consumer tastes and demands in a timely manner due to the amount of time and financial resources that may be required to bring a product to market. If we materially misjudge the market, we may have excess inventory that cannot be sold.

We believe the market for historic reproductions and memorabilia will be intensely competitive. We believe there are a substantial number of businesses that develop and offer historic memorabilia and collectibles. In order for us to be successful in selling our products, we must capitalize on certain competitive factors, which are:

- product quality and appearance;

- price;

- advertising and promotion; and

- variety of products offered.

We do not believe there is any one or limited group of businesses that dominate the historic collectibles industry. There are, however, a substantial number of competitors that offer similar products that have established operations and greater resources than we do. As a new entrant in the industry we will face intense competition and may not succeed in establishing our business. The majority of our competitors have greater financial and other resources than we do. Our competitors also have a history of successful operations and an established reputation within the industry where we do not. Some of our competitors may be prepared to accept less favorable payment terms than us when negotiating or renewing contracts. Our inability to be competitive in obtaining and maintaining clients would have a material adverse effect on our revenues and results of operations.

We depend entirely on John Chymboryk to implement our business and losing his services would adversely affect our business. FP Holdings is in the development stage and requires the services of John Chymboryk to become established. We have no employment agreement with Mr. Chymboryk. If we lost his services it is questionable we would be able to find a replacement and our business would be adversely affected. Further, Mr. Chymboryk is our only employee and intends to devote approximately 20 hours per week to our business. Mr. Chymboryk also provides our office space. If Mr. Chymboryk terminates his relationship with FP Holdings, it is likely our operations would be discontinued.

It is likely our stock will become subject to the Penny Stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that

- is not listed on a national securities exchange or Nasdaq,

- is listed in "pink sheets" or on the NASD OTC Bulletin Board,

- has a price per share of less than $5.00 and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

- determination of the purchaser's investment suitability,

- delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

Upon the completion of this offering, our current shareholders will maintain control of FP Holdings. Mr. Chymboryk and Mr. Reed are currently the majority shareholders and control persons of FP Holdings. Following this offering, Mr. Chymboryk and Mr. Reed will continue to control FP Holdings by owning at least 87.1% of our common stock. This means that our current shareholders can control the election of directors and our business.

Shares of stock that are eligible for sale by our stockholders may decrease the price of our stock. Upon completion of the offering, we will have 3,100,000 shares outstanding, including 400,000 shares that are freely tradable and 2,700,000 shares that are restricted shares but may be sold under Rule 144. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from FP Holdings or an affiliate of FP Holdings. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about FP Holdings. If the holders sell substantial amounts of our stock pursuant to Rule 144, then the market price of our stock could decrease.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. These statements relate to future events or our future performance and include, but are not limited to, statements concerning:

- Our ability to attract and retain certain retail and business customers;

- The anticipated benefits and risks associated with our business strategy;

- Our future operating ability and the future value of our common stock;

- The anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;

- Potential government regulation; and

- Our future capital requirements and our ability to satisfy our needs.

You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus. In some cases, you can identify forward-looking statements by terminology such as may, will, could, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology.

Neither we nor any other person assumes responsibility for the accurateness or the completeness of the forward looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

Dilution and Comparative Data

As of December 31, 2001, we had a net tangible book value, which is the total tangible assets less total liabilities, of $4,128, or approximately $0.00153 per share. The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after December 31, 2001, except the sale of the minimum and maximum number of shares offered.
Assuming Minimum Shares Sold	Assuming Maximum Shares Sold
Shares Outstanding	2,950,000	3,100,000
Public offering proceeds at $0.50 per share	$125,000	$200,000
Net offering proceeds after expenses	$84,235	$149,482
Net tangible book value before offering Per share	$4,128 $0.00153	$4,128 $0.00153
Pro forma net tangible book value after offering Per share	$88,363 $0.02995	$153,610 $0.04955
Increase attributable to purchase of shares by new investors	$0.02837	$0.04802
Dilution per share to new investors	$0.47163	$0.45198
Percent dilution	93.33%	90.40%

The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of December 31, 2001:
Shares Owned Number %	Total Consideration Amount %	Average Price Per Share
Present Shareholders Minimum Offering Maximum Offering	2,700,000 91.5% 2,700,000 87.1%	$20,000 14% $20,000 9%	$0.007 $0.007
New Investors Minimum Offering Maximum Offering	250,000 8.5% 400,000 12.9%	$125,000 86% $200,000 91%	$0.50 $0.50

The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering.

The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund FP Holdings, but will only own a small percentage of our shares. Investors will have contributed $125,000 if the minimum is raised and $200,000 if the maximum offering is raised, compared to $20,000 contributed by current shareholders. Further, if the minimum is raised, investors will only own 8.5% of the total shares and if the maximum is raised, investors will only own 12.9% of the total shares.

USE OF PROCEEDS

The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses for legal and accounting of approximately $28,268 for the minimum and approximately $30,518 for the maximum and for commissions of $12,500 if the minimum is sold and $20,000 if the maximum number of shares is sold.

The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description	Assuming Sale of Minimum Offering	Assuming Sale of Maximum Offering
Total Proceeds	$125,000	$200,000
Less Estimated Offering Expenses	28,268	30,518
Less 10% Commission	12,500	20,000
	__________	__________
Net Proceeds Available	$84,235	$149,482
Use of Net Proceeds
Inventory	$10,000	$20,000
Marketing & advertising	25,000	50,000
Web site development	15,000	15,000
Working capital	34,235	64,482
	__________	__________
TOTAL NET PROCEEDS	$84,235	$149,482

The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including professional fees, expenses and other administrative costs.

Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations.

If less than the maximum offering is received, we will apply the proceeds according to the priorities outlined above.

Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

DESCRIPTION OF BUSINESS

General

We formed FP Holdings, Inc. on July 2, 2001, under the laws of the state of Nevada. Our goal is to make available to the public, reproductions of national treasures depicting the founding of the United States of America. We intend to supply high quality reproductions of authentic U.S. historical documents, classic patriotic paintings, flags, banners, historical currencies and other valuable historic information. We intend to operate our business through our wholly owned subsidiary, Freedom Products, Inc.

Our target markets includes educational and governmental institutions, businesses, specialty retail stores and individual consumers. We plan to market our products through direct sales solicitations, advertising in periodicals and catalogues, internet advertising and print media.

Our business

We are developing six product lines that we initially intend to market.

The Freedom Documents. This product line will include the following historical documents:

* The Declaration of Independence

* The Constitution of the United States of America

* The Bill of Rights

* General George Washington's "Call to Arms"

Each document will be an authentic reproduction of the original and will be offered in two different sizes, 21" x 27" or 18" x 24" and could be ordered with or without a 1.5" solid oak frame with ornate composition corners and glass cover.

Historic Patriotic Paintings. This product line will offer the following classic patriotic painting of some of the great historical moments in the history of the United States:

* Signing the Constitution

* The Declaration of Independence

* The Spirit of '76

* Prayer at Valley Forge

* Crossing the Delaware

Each painting will be offered in a 2.5" solid oak frame with ornate composition corners, linen liner, gold inlay frame or as an unframed image.

Videos, Books and CDs. We intend to offer a variety of videos, books and CD's that include such titles as:

* A More Perfect Union

* Little Stories about Big American Heroes

* Our Heritage of Freedom

* The Making of America

* American Reference Library

Historical Currencies. We intend to offer reproductions of early state currencies that were issued from 1750 to 1800. The currencies will be presented in a high-quality frame with several currencies mounted on an attractive background.

Flags and Banners. This product line will offer reproductions of historic American flags and banners. Our intention is that the products can be ordered as stand alone or with a specialty presentation where a faded Betsy Ross flag will be mounted on an attractive background with a high-quality frame. The flags and banners are offered in various sizes and can be framed with a weathered and tattered look.

Freedom Gallery. This product line will offer three different arrangements of historical documents, patriotic paintings and detailed narratives.

* Fight for Freedom includes the patriotic paintings, Prayer at Valley Forge, Washington Crossing the Delaware, Spirit of '76 and the Call to Arms along with a narrative that describes the historical setting of this particular time.

* Declaring Independence includes the historical document, The Declaration of Independence, the patriotic painting, The Declaration of Independence along with a written history that describes the people involved along with the setting and circumstance of this important historic period of time.

* Freedom in Action includes the historical documents, The Constitution and the Bill of Rights, the patriotic painting, Signing the Constitution along with a written history that describes the people involved along with the setting and circumstance of this significant time in history.

The Freedom Gallery products will be offered to educational institutes and government offices using a sponsorship approach that involves individuals and corporations.

We have identified several manufacturers capable of producing our products to our specifications. We have yet to enter into any formal agreements for manufacturing our products, so we cannot predict the cost of the products. We expect to commit between $10,000 and $20,000 to the purchase of initial inventory consisting primarily of The Freedom Documents and Historic patriotic paintings, and expand our inventory items to include our other products once we begin selling product.

Market Analysis

According to Unity Marketing's The Collectibles Industry Report 1997, the collectibles industry grew approximately 11.9% in 1996, generating over 49 billion in primary sales of which approximately 79% were generated by retail sales and approximately 21% were generated by direct response marketing. According to Unity Marketing, an estimated 31 million Americans identify themselves as collectors.

Authentic U.S. historical documents, classic patriotic paintings and other American memorabilia has experienced decades of up and down interest. In view of recent events in America, we believe that the products we offer will appeal to individual collectors, educational institutions, businesses and governmental agencies.

One of our target retail customers is between 45 and 64 years old and encompasses a broad range of income levels. According to the U.S. Department of Commerce Bureau of the Census, the 45 to 64 year old population reached approximately 45 million in 1996 and is expected to grow to approximately 66 million during the next ten years, representing a projected growth rate of close to three times the rate for the overall population. We believe that collecting will become increasingly popular among consumers ages 45 to 64 because this generation of collectors has high levels of discretionary income and has demonstrated nostalgic characteristics. Our customer profile is not defined by age, but rather by the patriotic feelings and interest in historical documents.

In addition to individual retail consumers, we intend to market our products to:

* Educational institutions. There are approximately 90,000 public schools in the U.S. along with 3,000 colleges and universities.

* Professional offices of attorneys, accountants, doctors, dentists and corporations.

* Specialty retail stores that offer historical and patriotic products.

* Government offices, especially state capitol buildings.

* Businesses that need premium products for promotional campaigns.

Generating revenue

Although we have not determined the prices for our products, our objective is to obtain our products at a cost that will enable us to offer pricing comparable to similar products offered by competitors.

Marketing and advertising

We intend to create a marketing mix for each of our target markets. We will tailor the price, product, promotion and distribution channels to best meet the needs of our customers. We intend to market our products through the Internet, advertisements in print media and direct solicitation.

We plan on committing up to $15,000 to the development of a website for cataloging and marketing our products. Without a traditional store or catalog, we believe we can display a large number of products at a low cost. In addition, FP Holdings can frequently adjust the featured selections, editorial content, shopping interfaces, and pricing, providing significant merchandising flexibility. The minimal cost to publish on the Internet, the ability to reach and serve a large group of customers electronically from a central location, and the potential for personalized low-cost customer interaction provide additional marketing benefits. In addition, we plan to obtain demographic data about our customers, increasing opportunities for direct marketing and personalized services. In producing our website, our objectives are to:

- Attract visitors to the site;

- Make the site interesting so customers stay, explore, and revisit the site;

- Create an Internet brand image for our products;

- Provide visitors with a meaningful, two-way link with us;

- Provide easy-to-find information about FP Holdings and our products; and

- Establish the ability to conduct ongoing testing to determine whether we are achieving the above goals.

Our proposed website will provide:

- Online product catalog with shopping cart capabilities,

- Transaction processing, including lowest cost shipping options, and

- Tools to modify the catalog and storefront display, and create website content.

For transactions we intend to establish credit card online merchant accounts for all major credit cards. Customer payment card information will be gathered through secure connections to protect the information, and we will verify payments through existing verification services.

Once we have established the website, FP Holdings plans to promote its site via banner advertising. We will attempt to participate in banner swapping and banner exchange programs with other online services, and implement paid banner advertising on Internet portals such as AOL, Yahoo!, Excite, Infoseek, Microsoft Network, and Lycos.

We intend to capitalize on our website by spending between $25,000 and $50,000 on print media advertising and direct solicitation. We will place ads in catalogs and periodicals that direct potential customers to our website. Direct solicitation by mail and telephone will be made to independent specialty stores, gift shops, book stores, educational institutions, and corporate and government offices. We also intend to utilize an outbound call system. This system uses outbound callers to contact schools, corporate and government offices to offer our products.

Competition

We do not believe there is any one or limited group of businesses that dominate the historic collectibles industry. There are, however, a substantial number of competitors that offer similar products that have established operations and greater resources than we do, including Historical Documents.com, America Store, and DeNunzios.

Historical Documents.com is a company that deals primarily in printed documents without providing frames. They are also a wholesaler to other small outlets that deal with documents. We believe their greatest strength to be their well-established sales representatives. Since this company is primarily a wholesaler, there exists the possibility of using this company as a distributor of our products.

America Store is a company that deals primarily in documents and uses retail stores as their main distribution channel. They also have a web site that promotes and advertises their products and services. Again, this competitor could possible become another distribution source of our products.

DeNunzios is a wholesale retailer that specializes in high quality framed artwork. Their distribution channel is primarily catalogue sales. This company offers an excellent opportunity for top quality frames for our products.

As a new entrant in the industry we will face intense competition and may not succeed in establishing our business. We intend to compete on the basis of product design and quality that we believe will create a reputation for our products that will motivate consumers to seek out and purchase our products. Although we have not determined the prices for our products, our objective is to obtain our products at a cost that will enable us to offer pricing comparable to similar products offered by competitors. If we are successful, we believe our product quality will provide consumers an incentive to select our products over those offered by competitors.

Governmental Regulation

We believe there is no significant or material governmental regulation of our proposed business.

Employees

John Chymboryk, our officer and director is our only employee. We do not intend on hiring additional personnel unless our operations grow to a point where we require help. Mr. Chymboryk will devote the necessary time to ensure our operations are implemented which is estimated to be approximately 20 hours per week. We do not have a formal employment agreement with Mr. Chymboryk and he has agreed to not take any salary until our operations are generating sufficient revenue to cover operating expenses.

Our success will be largely dependent upon the efforts and active participation of John Chymboryk. The loss of his services may adversely affect our business operations. Mr. Chymboryk does have other interests and it is uncertain whether these would affect the amount of time spent operating our business. We do not have key man insurance in place for any personnel and do not anticipate purchasing key man insurance until such time as revenues from operations allow.

Facilities

We use office space, provided by John Chymboryk, for which we pay no rent. The address is 5882 South 900 East, Suite 202, Salt Lake City, UT 84121. The space provided meets the current needs of FP Holdings. Should we expand, additional space may be needed.

Legal proceedings

Our company is not a party to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against FP Holdings have been threatened.

PLAN OF OPERATION

Should we receive the minimum offering of $125,000, we will realize net proceeds of $84,235. This amount will enable us to develop our website, purchase some inventory, implement limited advertising and marketing and provide us with sufficient working capital to continue operations for a period of twelve months. Should we receive the maximum amount of the offering, we will realize net proceeds of $149,482. This amount will enable us to increase our inventory and expand our marketing and advertising. We anticipate that with the maximum offering amount, we can continue our operations for a period of twelve months.

Upon receipt of the proceeds of this offering, we will purchase the inventory, develop our website and commence our operations. We will initiate our marketing and advertising plan by placing yellow page ads, outdoor publication ads and listing with the State of Utah. Continued marketing includes direct mailings and contacts with potential targeted customers.

We believe we have estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional equipment or that our startup costs will be higher than estimated. We do not believe any of these items to be material. However, if unforeseen costs are incurred, it may impact our ability to generate revenue and we would need to seek additional funding.

If we are unable to raise the offering amount, it will be necessary for us to find additional funding in order to implement our operating plan. In this event, we may seek additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

MANAGEMENT

Our business will be managed by our officer and directors.
Name	Age	Position	Since
John Chymboryk	47	President, Secretary, Treasurer & Director	July 2001
Reed Jensen	60	Director	November 2001

The following is a brief biography of our officer and directors.

John Chymboryk. During the past five years Mr. Chymboryk has been a principal owner and officer of Capital Holdings, Inc., of Salt Lake City, Utah, a company engaged in the business of providing business development and consulting services. Since February 2000 Mr. Chymboryk has served as an officer and director of Reddi Brake Supply Corporation, an inactive public reporting company seeking a business venture in which to participate.

Reed Jensen. For over the past twelve years Mr. Jensen has been the controller for Metro Water District of Salt Lake and Sandy. Mr. Jensen graduated in 1967 from the University of Utah with a Bachelors degree in accounting.

COMPENSATION

We do not have a formal employment agreement in place for officer and directors. It is anticipated that upon completion of the offering and upon the commencement of operations, John Chymboryk will devote approximately 20 hours per week as a part-time employee. Mr. Chymboryk will not be compensated until such time as our operations are generating sufficient revenue to cover operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FP Holdings uses office space provided by its officer and director, John Chymboryk, for which we pay no rent.

On July 2, 2001, we issued 1,700,000 shares of common stock to John Chymboryk in exchange for $13,000 in expenditures made on our behalf. We also have a payable to Mr. Chymboryk in the amount of $1,435 for expenses he has paid on our behalf. The loan is non-interest bearing and is payable on demand.

In November 2001, we issued 1,000,000 shares of common stock to Reed Jensen in exchange for $7,000 cash.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 250,000 shares should we sell the minimum amount and 400,000 should we sell maximum number of shares.

The table includes:

- each person known to us to be the beneficial owner of more than five percent of the outstanding shares

- each director of FP Holding

- each named executive officer of FP Holdings

# of Shares Beneficially Owned	% Before Offering	% After Minimum	% After Maximum
John Chymboryk 582 S. 900 E. Suite 202 Salt Lake City, UT 84121	1,700,000	62.96%	57.63%	54.84%
Reed Jensen 4348 Butternut Road Salt Lake City, UT 84124	1,000,000	37.03%	33.90%	32.26%
All directors and executive officers as a group (2 people)	2,700,000	100%	91.53%	87.1%

DESCRIPTION OF THE SECURITIES

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 2,700,000 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred stock

We are authorized to issue up to 10,000,000 shares of preferred stock with a par value of $0.001. Our preferred stock may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by our board of directors. As of the date of this prospectus, we have issued no shares of our preferred stock

Stock Option Plan

In 2002, we adopted a stock option plan that reserved 2,500,000 shares for distribution under the terms of the plan. To date, we have not granted any options pursuant to the 2002 stock option plan.

Transfer Agent

Upon completion of this offering, we will appoint Atlas Stock Transfer Corporation, 5899 S. State Street, Salt Lake City, UT 84107, telephone 801-266-7151.

Shares Available for Future Sale

As of the date of this prospectus, there are 2,700,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 250,000 shares will be freely tradable if the minimum is sold and 400,000 shares will be freely tradeable if the maximum number of shares is sold. The remaining 2,700,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of FP Holdings may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from FP Holdings or an affiliate of FP Holdings. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about FP Holdings ("Applicable Requirements"). Resales by our affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

We have 2 shareholders. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. Currently, we do not have our shares listed. We anticipate Alpine Securities Corporation may make application for quotation of our shares on the Over the Counter Bulletin Board.

Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by Alpine Securities Corporation on a best efforts basis. We have no commitment from Alpine Securities Corporation or any brokers to sell shares in this offering. As a result, we may not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. Should we sell the minimum offering, we believe, because of our business plan and our perceived appeal to collectors and institutions, Alpine Securities Corporation may file for quotation of our shares on the Over the Counter Bulletin Board.

Currently the Shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

PLAN OF DISTRIBUTION

Underwriting

Alpine Securities Corp. (the "Underwriter"), has agreed, subject to the terms and conditions of the Underwriting Agreement, to offer, sell and distribute publicly not more than 400,000 shares of our common stock at $0.50 per share. Pursuant to the Underwriting Agreement, the Underwriter will receive a commission of 10% per share or, $.05 per share. In addition the Underwriter will receive a nonaccountable expense allowance of 3% of the sales price per Share, or $0.015, for its nonaccountable expenses incurred in connection with the offering. We have agreed to pay the Underwriter for expenses incurred in connection with the offering a nonaccountable expense allowance of 3% of the gross sales price of the shares sold in the offering, or $0.015 per share.

The Underwriter has advised us that it proposes to offer the shares to the public at $0.50 per share and that it may allow concessions to certain brokers and dealers, that are members of the National Association of Securities Dealers, Inc. The amount of the concessions will be determined through negotiation between the Underwriter and the other brokers and dealers.

The public offer and sale of the shares for cash will be undertaken by the Underwriter, as our agent, on a "best-efforts, 250,000-share minimum, 400,000-share maximum" basis during an offering period of 90 days, which may be extended 30 days if mutually agreed to by us and the Underwriter, so that in the event $125,000 for the purchase of 250,000 shares are not received within 90 days of the commencement of the offering, no shares will be sold all monies received will be returned and the Underwriter will not be entitled to any compensation. We do not have a firm commitment for the sale of any of our shares.

The Underwriting Agreement provides for reciprocal indemnification between the Underwriter and us against certain liabilities in connection with the registration statement, including liabilities under the Securities Act of 1933, as amended.

We have agreed that for a period of 180 days after the date of this prospectus not to issue, sell or register with the SEC any shares except for the issuance of the Shares pursuant to the Registration Statement and the issuance of shares pursuant to our existing stock option plan, subject to certain other exceptions and limitations, without the prior written consent of Alpine. In the event that, during this period, shares are registered by a Form S-8 or a successor form and or are issued pursuant to our existing stock options or option plan, we shall obtain the written agreement of each grantee or purchaser or holder of such registered or unregistered securities stating that for a period of 180 days after the date of this agreement, such person will not, without the prior written consent of Alpine, offer for sale, sell, distribute, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or exercise any registration rights with respect to, any shares of common stock, or any securities convertible into, exercisable for, or exchangeable for any shares of common stock, owned by such person.

Escrow Arrangements

Beginning on the effective date of the prospectus and continuing during an offering period of 90 days, which may be extended to 30 days if mutually agreed to by the Company and the Underwriter, or until the offering is fully subscribed, the Offering Period, all investor funds will be deposited promptly, but in no event later than noon of the next business day following receipt, into an escrow account with Escrow Specialists, LLC. of Ogden, Utah, the Escrow Agent. Funds will not be released from the account unless, on or before the close of the Offering Period, the fund contains at least $125,000 in cash or checks that have cleared the banking system. If the $125,000 minimum has not been fully funded before the close of the Offering Period, the offering will terminate and all subscription funds held in the escrow account will be promptly refunded to each subscriber with deduction.

If the minimum is funded on or before the close of the Offering Period, the Escrow Agent will distribute the funds from the escrow account to the Underwriter and the Company; the Company will then immediately admit investors as security holders. See Description Of The Securities. After the closing of the offering, all interest earned on the funds in the escrow account will be paid to the Company and there will be no arrangements for refunds of any amounts paid by subscribers. The Company reserves the right to close the offering upon the sale of less than the maximum number of shares offered. The Company also reserves the right to cancel any confirmation of sale, even after the purchase price has been paid, if in the opinion of the Company completion of the sale would violate federal or state securities laws or a rule or policy of the National Association of Securities Dealers, Inc.

Legal Matters

Certain legal matters respecting the validity under the Nevada Revised Statutes of the common stock to be sold has been passed upon for us by Cletha A. Walstrand, P.C.

Experts

The financial statements of FP Holdings as of December 31, 2001, appearing in this prospectus and registration statement have been audited by Mantyla McReynolds, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of Mantyla McReynolds as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to FP Holdings, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

Index to Financial Statements

F.P. HOLDINGS, INC.

(A Development Stage Company)

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders

FP HOLDINGS, INC.

Salt Lake City, Utah

We have audited the accompanying consolidated balance sheet of FP Holdings, Inc.[a development stage company], and its wholly owned subsidiary, Freedom Products, Inc., [a development stage company] as of December 31, 2001, and the related consolidated statements of stockholders' equity, operations, and cash flows for the period from inception [July 2, 2001] through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FP Holdings, Inc. and its subsidiary, as of December 31, 2001, and the results of operations and cash flows for the period from inception [July 2, 2001] through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that FP Holdings, Inc. will continue as a going concern. As discussed in Note D to the financial statements, the Company has not yet begun its planned principal operations and has accumulated losses since inception. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note D. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Mantyla McReynolds

March 20, 2002

Salt Lake City, Utah

FP HOLDINGS, INC.

[A Development Stage Company]

Consolidated Balance Sheet

December 31, 2001

Assets
Current Assets:
Cash	$6,268
__________
Total Current Assets	6,268
__________
TOTAL ASSETS	$6,268
=========
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable	$705
Shareholder Loan	1,435
__________
Total Current Liabilities	2,140
__________
Total Liabilities	2,140
Stockholders' Equity - Note B
Preferred stock, $.001 par value; 10,000,000 authorized; none outstanding	0
Common stock, $.001 par value; 50,000,000 authorized; 2,700,000 outstanding	2,700
Additional paid-in capital	17,300
Deficit accumulated during development stage	(15,872)
__________
Total Stockholders' Equity	4,128
__________
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,268
=========

See accompanying notes to financial statements

FP HOLDINGS, INC.

[A Development Stage Company]

Consolidated Statement of Operations

For the Period from Inception [July 2, 2001] through December 31, 2001
From Inception [7/02/01] through 12/31/01
Revenues	$0
Cost of Sales	0
__________
Gross Margin	0

General and Administrative Expenses	15,872
__________
Net Loss from Operations	(15,872)
__________
Net Loss Before Income Taxes	(15,872)
Provision for Income Taxes - Notes A&C	0
__________
Net Loss	$ (15,872)
=========
Loss Per Share	$(0.01)
=========
Weighted Average Shares Outstanding	1,980,220
=========

See accompanying notes to financial statements

FP HOLDINGS, INC.

[A Development Stage Company]

Consolidated Statement of Stockholders' Equity

For the Period from Inception [July 2, 2001] through December 31, 2001
	Number of Shares	Common Stock	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders' Equity
Balance, July 1, 2001	0	$0	$0	$0	$0
Issued stock for cash and expenses paid, $0.0076 per share	1,700,000	1,700	11,300	0	13,000
Issued stock for cash, $0.007 per share	1,000,000	1,000	6,000	0	7,000
Net loss from inception through December 31, 2001	0	0	0	(15,872)	(15,872)
	__________	__________	__________	__________	__________
Balance, December 31, 2001	2,700,000	$2,700	$17,300	$(15,872)	$4,128
	=========	=========	=========	=========	=========

See accompanying notes to financial statements

FP HOLDINGS, INC.

[A Development Stage Company]

Consolidated Statement of Cash Flows

For the Period from Inception [July 2, 2001] through December 31, 2001

Cash Flows From Operating Activities	From Inception [07/02/01] through 12/31/01
Net Loss	$(15,872)
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in accounts payable	705
Expenses paid by shareholder	14,435
__________
Net Cash From Operating Activities	(732)
Cash Flows From Financing Activities
Issued stock for cash	7,000
__________
Net Cash From Financing Activities	7,000
__________
Net Increase(decrease) in Cash	6,268
Beginning Cash Balance	0
__________
Ending Cash Balance	$6,268
=========
Supplemental Disclosure Information:
Cash paid during the year for interest	0
Cash paid during the year for income taxes	0

See accompanying notes to financial statements

FP HOLDINGS, INC.

[A Development Stage Company]

Notes to Financial Statements

NOTE A Summary of Significant Accounting Policies

Company Background

The Company incorporated under the laws of the State of Nevada on July 2, 2001 and was organized to engage in any lawful activity for which corporations may be organized under the laws of the State of Nevada. FP Holdings, Inc., is in the development stage and still organizing its planned principal operations. On July 2, 2001, the Company created a wholly owned subsidiary called Freedom Products, Inc., through which it intends to develop and market products and memorabilia.

The financial statements of the Company have been prepared in accordance with U. S. generally accepted accounting principles. The consolidated financial statements of the Company include the accounts of Freedom Products, Inc. All significant intercompany transactions have been eliminated. The following summarizes the more significant of such policies:

Statement of Cash Flows

Cash is comprised of cash on hand or on deposit in banks. The Company has $6,268 as of December 31, 2001.

Income Taxes

The Company applies Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting For Income Taxes," which uses the asset and liability method of accounting for income taxes. The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. See Note C below.

Net Loss Per Common Share

Net loss per common share is based on the weighted average number of shares outstanding.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FP HOLDINGS, INC.

[A Development Stage Company]

Notes to Financial Statements

NOTE A Summary of Significant Accounting Policies [continued]

Revenue Recognition

The Company will recognize revenues in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) number 101, "Revenue Recognition in Financial Statements." SAB 101 clarifies application of U. S. generally accepted accounting principles to revenue transactions. Revenue shall be recognized as earned; as products are delivered or services are provided to the customer.

Impairment of Long-Lived Assets

The Company shall review long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed of) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset's market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue. The Company has no long-lived assets as of December 31, 2001.

NOTE B Issuance of Common Shares

On July 3, 2001, 1,700,000 shares of common stock were issued to the Company's president for $13,000 in expenditures made on behalf of the Company, or $.0076 per share. In November, 2001, the Company issued 1,000,000 shares of common stock to an individual in exchange for $7,000 cash, at $.007 per share.

NOTE C Accounting for Income Taxes

For the period from inception through December 31, 2001, the Company had no income tax expense due to having an operating loss for the period. Any deferred tax benefit arising from the operating loss carried forward, the benefits of which will expire in 2021, would be offset entirely by a valuation allowance since it is not likely that the Company will be sufficiently profitable in the near future to take advantage of the losses. The Company has no timing differences.

FP HOLDINGS, INC.

[A Development Stage Company]

Notes to Financial Statements
Deferred tax assets	Balance	Tax	Rate
Federal Loss carryforward (expires 2021)	$15,872	$2,381	15%
Valuation allowance		($2,381)
		__________
Deferred tax asset		$0

NOTE D Liquidity

The Company has accumulated losses since inception totaling $15,872, and had no operations through December 31, 2001. Financing for the Company's activities to date has been primarily provided by issuance of stock and advances from a stockholder. The Company's ability to achieve a level of profitable operations and/or additional financing impacts the Company's ability to continue as it is presently organized. Management is continuing to develop its planned principal operations. Should management be unsuccessful in its operating activities, the Company may experience material adverse effects.

NOTE E Shareholder Loan

A shareholder and officer has paid expenses on behalf of the Company in the amount of $14,435. As described in NOTE B, the Company issued stock to valued at $13,000 in partial satisfaction of this debt. As of December 31, 2001, the Company has recorded a liability to the shareholder for $1,435. This unsecured loan is non-interest bearing and is payable on demand.

======================================	====================================
Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------	$125,000 Minimum
TABLE OF CONTENTS	$200,000 Maximum
--------------------------------
Prospectus Summary 2	FP HOLDINGS, INC.
Risk Factors 2
Forward-Looking Statements 5	250,000 Shares Minimum
Dilution and Comparative Data 6	400,000 Shares Maximum
Use of Proceeds 7	Common Stock
Description of Business 8	$.001 Par Value
Plan of Operation 13
Management 13
Compensation 14	---------------------
Certain Relationships and Related Transactions 14	PROSPECTUS
Principal Stockholders 14	---------------------
Description of the Securities 15
Shares Available for Future Sale 16	ALPINE SECURITIES
Market for Common Stock 16	CORPORATION
Plan of Distribution 17
Legal Matters 18
Experts 18
Additional Information 18
Index to Financial Statements 20
No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.	April ____, 2002
======================================	========================================

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of FP Holdings shall have any liability to FP Holdings or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws provide that we shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that we shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with FP Holdings. However, nothing in our charter or bylaws of protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of FP Holdings pursuant to the foregoing provisions, or otherwise, FP Holdings has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$ 18.40
Printing Fees and Expenses	500.00
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	3,000.00
Blue Sky Fees and Expenses	500.00
Trustee's and Registrar's Fees	500.00
Underwriter's Nonaccountable Expenses	6,000.00
Accountable Underwriter expenses	5,000.00
__________
TOTAL	$ 30,518.40

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 3, 2001, we issued 3,020,000 shares of common stock to John Chymboryk, President and Director for $10,915. The securities were sold in a private transaction, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investors had pre-existing relationships with FP Holdings and had access to all material information pertaining to FP Holdings its financial condition. No broker was involved and no commissions were paid in the transaction.

In November 2001, we received additional paid-in capital of $2,085 from John Chymboryk and then cancelled 1,320,000 of the outstanding common shares. These transactions essentially adjusted Mr. Chymboyrk's investment to be approximately $.007 per share.

In November 2001, we issued 1,000,000 shares of common stock to Reed Jensen, Director, for $7,000. The securities were sold in a private transaction, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investors had pre-existing relationships with FP Holdings and had access to all material information pertaining to FP Holdings its financial condition. No broker was involved and no commissions were paid in the transaction.

No other sales of unregistered securities have been made during the past three years.

ITEM 27. EXHIBITS.

Exhibits.

SEC Ref. No.	Title of Document	Location
1.0	Underwriter Agreement with Alpine Securities	Attached
3.1	Articles of Incorporation	Attached
3.2	By-laws	Attached
5.1	Legal Opinion included in Exhibit 23.1	Attached
10.1	2002 Stock Option Plan	Attached
23.1	Consent of Cletha A. Walstrand, P.C.	Attached
23.2	Consent of Mantayla McReynolds	Attached
99.1	Escrow Agreement	Attached

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the us of expenses incurred or paid by a director, officer or controlling persons of FP Holdings in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, FP Holdings, Inc., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the City of Salt Lake City, State of Utah, on May 9, 2002

FP Holdings, Inc.

Dated: May 9, 2002 By: /s/ John Chymboryk

John Chymboryk

President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

Date: May 9, 2002 /s/ John Chymboryk, President, Chief Financial Officer, Vice President, Secretary and Director

Date: May 9, 2002 /s/ Reed Jensen, Director